BSQUARE announces acquisition of TestQuest, the leader in testing automation products for mobile devices

Expands BSQUARE’s global customer base and provides device developers a one-stop shop for development expertise and automated testing tools for accelerated time-to-market

Bellevue, WA – Nov. 20, 2008 – BSQUARE Corporation (Nasdaq: BSQR), today announced it has acquired assets of privately-held TestQuest, the leader in test automation and management solutions for mobile and embedded devices and applications. As a result of the acquisition, device developers and network operators building mobile, consumer or embedded devices can rely on the highest quality development expertise from BSQUARE, plus testing automation tools from TestQuest for accelerated time-to-market.

Testing and quality assurance are critical to device makers, network operators and enterprises as new devices are launched with increasingly complex applications, functionality and connectivity. According to a Carnegie-Mellon study, about 50 percent of software development time typically is spent testing. This underscores the priority device makers must put on delivering a quality product. Effective testing is critical to ensuring the experience and quality that users are demanding. TestQuest’s automated testing tools, including TestQuest Pro and Countdown, reduce development time and costly fixes with a feature-rich, easy to use, collaborative testing environment. Tests which could take a week or more to execute manually can typically be automated to run overnight using TestQuest’s automated tools. Enterprise customers typically see a return on their investment in less than one year.

“The acquisition of TestQuest supports BSQUARE’s strategy to grow our products business and support customers with the highest quality software and services available, while also helping them realize the shortest time to market,” said BSQUARE’s CEO Brian Crowley. “In addition to giving us a world-class product that we can immediately sell to our traditional device OEM and ODM customers, TestQuest brings to BSQUARE new enterprise and mobile operator customers such as United States Postal Service, T-Mobile International, Kyocera, Telefónica Móviles and Siemens, representing a significant expansion of our market opportunity.”

With the addition of TestQuest, BSQUARE will expand its customer base in the United States, China, Korea, Japan and Europe, plus add new customers building devices and developing applications on multiple embedded operating systems such as Windows Mobile®, Symbian, Linux, RIM BlackBerry®, QNX and others.

“BSQUARE’s customers need automated testing tools and many of TestQuest’s customers need the software development, licensing and quality assurance services that BSQUARE offers,” added BSQUARE vice president of products, Raj Khera. “The addition of industry-leading test automation tools bundled with our existing services and training uniquely positions us in the market with a compelling total solution that device developers have been asking for.”

The asset purchase price is expected to be approximately $2.2 million in cash. $1.9 million in cash has been paid as of the November 18, 2008 closing date. The remainder of the purchase price will be paid in early December pending finalization of the balances of assets acquired and liabilities assumed. BSQUARE will assume certain liabilities as a result of the transaction, currently expected to be less than $200,000. Assets acquired primarily include TestQuest’s intellectual property, accounts receivable and equipment. BSQUARE will be hiring 22 employees of TestQuest. During the twelve months ended September 30, 2008 TestQuest generated $4.8 million in revenue (unaudited), of which $.6 million was service-related. The acquisition is currently expected to be accretive within two quarters, depending on the purchase price accounting and certain transition and integration costs.

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About BSQUARE
BSQUARE is an industry leader with a proven track record in providing engineering services and production-ready software products for the smart device market. Since 1994, BSQUARE has provided device manufacturers with software solutions for personal navigation devices, point-of-sale terminals, handheld data terminals, smart phones and many other device categories allowing them to get to market more quickly and cost effectively.

For more information, visit www.bsquare.com

About TestQuest
TestQuest Incorporated (www.testquest.com) is the leader in test automation and management solutions for mobile devices and applications. Its unique combination of test automation technology, services and methodology helps network operators, device manufacturers, component providers and application developers meet the challenges of an increasingly complex mobile and wireless world. Using TestQuest solutions, companies reduce test cycle times, improve test accuracy, collaborate to accelerate new products to market and ensure a quality end-user experience.  TestQuest is headquartered in Minneapolis, Minnesota, with offices throughout the world.

Contact:	Investors:

Barbara Leavitt BSQUARE 425.519.5258 BarbaraL@bsquare.com	Brett Maas Hayden Communications, Inc. 646.536.7331 brett@haydenir.com

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2008 and September 30, 2008, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.